EXHIBIT 99.1

CHINA BOTANIC PHARMACEUTICAL INC. ANNOUNCES

RECEIPT OF NOTICE OF FAILURE TO SATISFY CONTINUED LISTING LETTER

Harbin, China –February 5, 2013 –China Botanic Pharmaceutical Inc. (AMEX: CBP) (formerly Renhuang Pharmaceuticals, Inc.) ("China Botanic" or the "Company"), a developer, manufacturer and distributor of botanical products, bio-pharmaceuticals and traditional Chinese medicines (“TCM”) in China, announced today that on January 31, 2013, the Company received a notice of failure to satisfy a continued listing standard (the "Letter") from the NYSE MKT LLC (the "Exchange").

The Letter indicates that although the Company has resolved the Audit Committee continued listing deficiency referenced in the warning letter from the Exchange dated January 12, 2013, the staff of the NYSE MKT Corporate Compliance Department (“Compliance Department”) has determined that based upon its review of the Form NT 10-K filed on January 30, 2013 and subsequent discussions, the Company will be unable to timely file its Form 10-K for the period ended October 31, 2013 (“Form 10-K”) by February 14, 2013.  In the Company’s Form NT 10-K, the Company indicated that management has encountered delays in completing the Company’s consolidated financial statements and corresponding delay in completing of the annual audit. As such, information necessary for the filing of a complete and accurate report on Form 10-K could not be gathered within the prescribed time period without unreasonable effort and expense. The Company remains committed to completing its Form 10-K at the earliest possible time, but does not currently anticipate its completion within the fifteen calendar days following the prescribed due date.

The timely filing of the Form 10-K is a condition for the Company’s continued listing on the Exchange under Sections 134 and 1101 of the NYSE MKT LLC Company Guide (the "Company Guide").  In addition,  this failure will be a material violation of its listing agreement with the Exchange, and under Section 1003(d) of the Company Guide the Exchange is authorized to suspend and unless prompt corrective action is taken, remove the Company’s securities from the Exchange.

As a result, the  Company is now subject to the procedures and requirements of Section 1009 of the Company Guide and must contact the Exchange by February 7, 2013 to confirm receipt of the Letter, discuss any new developments of which the Exchange staff may be unaware, and indicate whether or not it intends to submit a plan of compliance.

In order to maintain its listing, the Company must submit a plan of compliance (“Compliance Plan”) by February 14, 2013 advising of actions that Company has taken or will take to comply with Sections 134 and 1101 of the Company Guide by May 1, 2013.  The Compliance Department will evaluate the Compliance Plan and make a determination as to whether or not to accept the Compliance Plan by May 1, 2013.  In the event the Compliance Plan is accepted, the Company will remain listed during the plan period and will be subject to periodic review to determine whether progress is being made pursuant to the Compliance Plan.  In the event that a Compliance Plan is not submitted, accepted or progress is not made under the Compliance Plan during the plan period, the Exchange staff may initiate delisting proceedings in accordance with Section 1010 and Part 12 of the Company Guide.

The Company  intends to submit a Compliance Plan by February 14, 2013 and continues  its efforts to file the Form 10-K at the earliest possible time.

ABOUT CHINA BOTANIC PHARMACEUTICAL INC.

China Botanic Pharmaceutical Inc. is engaged in the research, development, manufacturing, and distribution of botanical products, bio-pharmaceutical products, and traditional Chinese medicines ("TCM"), in the People's Republic of China. All of the Company's products are produced at its three GMP-certified production facilities in Ah City, Dongfanghong and Qingyang. The Company distributes its botanical anti-depression and nerve-regulation products, biopharmaceutical products, and botanical antibiotic and OTC TCMs through its network of over 3,000 distributors and over 70 sales centers across 24 provinces in China. For more information, please visit www.renhuang.com.

Safe Harbor Statement

This press release contains certain statements that may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's beliefs, assumptions and expectations of the Company's future operations and financial performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. These forward-looking statements are based on current plans and expectations and are subject to a number of uncertainties including, but not limited to, the Company's ability to manage expansion of its operations effectively, and other factors detailed in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

Company Contact:
China Botanic Pharmaceutical Inc.
Ms. Portia Tan, IR Contact
Tel: 86-451-8260-2162
Email: ir@renhuang.com